Exhibit 21.1

Subsidiary	Jurisdiction of formation
USA Rare Earth, LLC	Delaware
USA Rare Earth Magnets, LLC	Delaware
Round Top Mountain Development, LLC	Delaware
USA Rare Earth Services, LLC	Florida
USA Rare Earth Management Co, LLC	Florida
USA Rare Earth Real Estate, LLC	Oklahoma
Laconia Intermediate Acquisition Sub, Inc.	Delaware
Laconia Acquisition Sub Limited	England and Wales
Indian Ocean Rare Metals Pte Ltd	Singapore
LCMG Limited	United Kingdom
Less Common Metals LTD	United Kingdom
Less Common Metals Europe SAS	France